Exhibit 99.5

CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.

OFFER TO EXCHANGE

$300,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR OUTSTANDING 8.250% SENIOR NOTES DUE 2017 FOR NEW 8.250% SENIOR NOTES DUE 2017 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED $300,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR OUTSTANDING 8.500% SENIOR NOTES DUE 2019 FOR NEW 8.500% SENIOR NOTES DUE 2019 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

EXCHANGE AGENT:
CITIBANK, N.A.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2010 UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

, 2010

To Brokers, Dealers, Custodian Banks, Depositories, Trust Companies and Other Nominees:

        This letter, the prospectus, dated                                    , 2010 (the "Prospectus"), of Cloud Peak Energy Resources LLC, a Delaware limited liability company, and Cloud Peak Energy Finance Corp., a Delaware corporation (the "Issuers"), and the accompanying letter of transmittal and instructions thereto (the "Letter of Transmittal") constitute the Issuers' offer (the "Exchange Offer") to exchange up to $300,000,000 of our new 8.250% Senior Notes due 2017 (the "2017 Exchange Notes") and $300,000,000 of our new 8.500% Senior Notes due 2019 (the "2019 Exchange Notes," and together with the 2017 Exchange Notes, the "Exchange Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $300,000,000 of our outstanding 8.250% Senior Notes due 2017 (the "Old 2017 Notes") and up to $300,000,000 of our outstanding 8.500% Senior Notes due 2019 (the "Old 2019 Notes," and together with the Old 2017 Notes, the "Old Notes"), respectively. Capitalized terms used but not defined herein shall have the same meanings given them in the Prospectus. The Exchange Offer is subject to all of the terms and conditions set forth in the Prospectus, including without limitation, the right of the Issuers to waive, subject to applicable laws, conditions. In the event of any conflict between this letter and the Prospectus, the Prospectus shall govern.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents (the "Exchange Offer Documents"):

  1.
  Prospectus dated                                    , 2010;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery;

  4.
  Instruction to Registered Holder from Beneficial Owner; and

  5.
  A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients' instructions with regard to the Exchange Offer.

        Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Issuers that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person, or an intent, to participate in the distribution of the Exchange Notes, and (iii) neither the holder nor any such other person is an "affiliate" of the Issuers or any of the guarantors within the meaning of Rule 405 under the Securities Act, or, if such holder or any such other person is such an "affiliate," that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate" of the Issuers or any of the guarantors within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Old Notes for you to make the foregoing representations.

        The Issuers will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominees (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tender of Old Notes pursuant to the Prospectus. Holders who tender their Old Notes for Exchange Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2010, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

        Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, Citibank, N.A., in the manner set forth below.

  Citibank, N.A.
  388 Greenwich Street, 14th Floor
  New York, New York 10013
  Attention: Citibank Agenty & Trust, Cloud Peak Energy Resources LLC

  By:
  Telephone: (800) 422-2066
  Facsimile: (212) 657-1020

Very truly yours,
CLOUD PEAK ENERGY RESOURCES LLC CLOUD PEAK ENERGY FINANCE CORP.

NOTHING CONTAINED HEREIN OR IN THE EXCHANGE OFFER DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY EXCHANGE OFFER DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE EXCHANGE OFFER DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.